UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2006
AMB PROPERTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13545	94-3281941

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
Pier 1, Bay 1, San Francisco, California 94111

(Address of Principal Executive Offices) (Zip Code)
415-394-9000

(Registrants’ telephone number, including area code)
n/a

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On March 22, 2006, we filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary Redesignating and Reclassifying All 840,000 Shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock, without further designation or any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of our preferred stock generally. The shares of 8.125% Series H Cumulative Redeemable Preferred Stock had been reserved for issuance upon the possible exchange of the Series H Cumulative Redeemable Preferred Limited Partnership Units. A copy of the Articles Supplementary Redesignating and Reclassifying All 840,000 Shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock is attached to this report as Exhibit 3.1 and incorporated by reference in this report.
Item 8.01. Other Events.
     The Articles Supplementary Redesignating and Reclassifying All 840,000 Shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock discussed above were filed in connection with the repurchase, on March 21, 2006, by one of our subsidiaries, AMB Property II, L.P., a Delaware limited partnership, of all 840,000 of its outstanding 8.125% Series H Cumulative Redeemable Preferred Limited Partnership Units from a single institutional investor. AMB Property II, L.P. repurchased the units for an aggregate cost of $42.8 million, including accrued and unpaid distributions on the Series H Cumulative Redeemable Preferred Limited Partnership Units.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
     The following exhibits are filed as part of this report:

Exhibit
No.	Description

3.1	Articles Supplementary Redesignating and Reclassifying All 840,000 Shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: March 24, 2006	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Articles Supplementary Redesignating and Reclassifying All 840,000 Shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock.